The principal investment strategies for Fidelity Stock Selector Small Cap Fund have been modified as follows (new text is underlined; deleted text is struck-through):

The Adviser allocates the fund's assets across different market sectors, using different Fidelity managers to handle investments within each sector. At present, these sectors include consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, real estate, telecom services, and utilities.